                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 25, 1996

     The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation ("Company"), will be held in the Amphitheater of the Radisson Hotel, 1893 West Mockingbird Lane, Dallas, Texas, on January 25, 1996 at 10:00 a.m., Central Standard Time, for the following purposes:

          (1) To elect three persons to serve as Class I directors until the 1999 Annual Meeting of Stockholders and until their successors are elected;

          (2) To approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending August 31, 1996; and

          (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record on November 27, 1995 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                            By Order of the Board of Directors,

                                                  /s/ DAVID M. SUDBURY
                                                      DAVID M. SUDBURY
                                                 Vice President, Secretary
                                                    and General Counsel

Dallas, Texas
December 4, 1995

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 25, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Commercial Metals Company ("Company") for use at the Annual Meeting of Stockholders of the Company to be held on January 25, 1996 and at any and all adjournments thereof. The approximate date on which this Proxy Statement and accompanying proxy card are first being sent or given to stockholders is December 4, 1995.

     Shares represented by each proxy, if properly executed and returned to the Company prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of the three Class I directors and to ratify the appointment of Deloitte & Touche LLP as independent auditors, all as recommended by the Board of Directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company.

                  OUTSTANDING VOTING SECURITIES OF THE COMPANY

     On November 27, 1995, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding 15,352,247 shares of Common Stock, par value $5.00 per share, not including 780,336 treasury shares. Each share of such stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote by the stockholders at the forthcoming Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock present or represented at the meeting is required to elect the Class I directors and the affirmative vote of a majority of the shares of common stock present or represented at the meeting is required to ratify the appointment of Deloitte & Touche LLP. Abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a negative vote on the proposal to ratify the appointment of Deloitte & Touche LLP. Broker non-votes have no effect on determining plurality.

                             PRINCIPAL STOCKHOLDERS

     As of November 27, 1995, the only persons, or groups of persons, known to the Company's management believed to own beneficially 5% or more of the Company's outstanding Common Stock were:

                                                           TYPE OF      OWNED         PERCENT
                     NAME AND ADDRESS                     OWNERSHIP     SHARES        OF CLASS
    --------------------------------------------------  -------------  --------       --------
    Mitchell Hutchins Institutional Investors, Inc.     Beneficially   1,352,822(1)      8.9%
      1285 Avenue of the Americas
      New York, NY 10019
    J. P. Morgan & Co. Incorporated                     Beneficially   1,290,191(2)      8.5%
      60 Wall Street
      New York, NY 10260
    Robert L. Feldman and Ralph E.                      Record          942,031          6.1%
      Loewenberg, Trustees of The Jacob Feldman and
      Sara B. Feldman Grantor Trust
      Dated September 24, 1985
      Stemmons Center
      7800 Stemmons Freeway
      10th Floor
      Dallas, Texas 75247
    Sara B. Feldman                                     Beneficially    843,130          5.5%
      11 St. Laurent Place
      Dallas, Texas 75225
    RCM Capital Management                              Beneficially    831,500(3)       5.5%
      4 Embarcadero Center
      San Francisco, CA 94111

---------------

(1) Based on Amendment 2 to Schedule 13G dated February 13, 1995 which indicates that Mitchell Hutchins Institutional Investors, Inc. has sole voting and dispositive power over 1,352,822 shares.

(2) Based on Amendment 6 to Schedule 13G dated December 30, 1994 which indicates that J. P. Morgan & Co. Incorporated has sole voting power over 932,629 shares and sole dispositive power over 1,290,191 shares.

(3) Based on Schedule 13G dated February 9, 1995 which indicates that RCM Capital Management has sole voting power over 764,500 shares, sole dispositive power over 804,500 shares and shared dispositive power over 27,000 shares.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation divides the Board of Directors into three classes. The term of office of the Class I directors expires at this Annual Meeting of Stockholders. The Class II directors will serve until the 1997 Annual Meeting of Stockholders, and the Class III directors will serve until the 1998 Annual Meeting of Stockholders. Laurence E. Hirsch, A. Leo Howell, and Dorothy G. Owen are currently directors and will stand for election as Class I directors for three-year terms of office expiring at the 1999 Annual Meeting and until their successors are duly elected. Messrs. Hirsch and Howell were both previously elected by the stockholders. Dorothy G. Owen was elected by the Board of Directors in March, 1995 to a term expiring at this annual meeting. Proxies cannot be voted for the election of more than three persons to the Board at the meeting.

     The proxies named in the accompanying form of proxy have been designated by management. All nominees listed above are currently members of the Board of Directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such person, if any, as may be designated by the Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

     The following table sets forth certain information about the directors. All directors have been employed in substantially the same positions set forth for at least the past five years except for Albert A. Eisenstat, Walter F. Kammann and Dorothy G. Owen. For more than five years prior to September 23, 1993 Mr. Eisenstat had been a director of and Executive Vice President and Secretary of Apple Computer, Inc. Mr. Kammann retired September 1, 1993 following thirty five years of service to the Company culminating with his position as Vice President of the Company in charge of international operations and Managing Director of Commercial Metals Holding AG, a subsidiary of the Company. Mr. Kammann currently is a consultant to the Company. For more than five years prior to November, 1994, Ms. Owen had been Chairman of the Board of Owen Steel Company, Inc. and affiliates which were acquired by merger with a subsidiary of the Company in November, 1994. Moses Feldman is President of Commercial Manufacturing Corporation, which is not affiliated with the Company.

                                    NOMINEES

                                                                       NUMBER OF SHARES
                                                                        OF COMMON STOCK
                                                                         BENEFICIALLY
                                                                             OWNED           PERCENT OF
                                                         SERVED AS        DIRECTLY OR        OUTSTANDING
                NAME, PRINCIPAL                          DIRECTOR      INDIRECTLY AS OF        COMMON
            OCCUPATION AND BUSINESS              AGE       SINCE       NOVEMBER 27, 1995        STOCK
-----------------------------------------------  ---     ---------     -----------------     -----------
                                   CLASS I -- TERM TO EXPIRE IN 1999
Laurence E. Hirsch                               49         1991               1,333                *
  Chairman of the Board of Directors
  and Chief Executive Officer
  Centex Corporation
A. Leo Howell                                    74         1977              93,784(1)             *
  Vice President, Commercial Metals Company;
  President and Treasurer, Howell Metal Company
  (subsidiary)
Dorothy G. Owen                                  60         1995             369,244             2.5%
  Former Chairman of the
  Board of Directors
  Owen Steel Company, Inc.

                         DIRECTORS CONTINUING IN OFFICE

                                                                       NUMBER OF SHARES
                                                                        OF COMMON STOCK
                                                                         BENEFICIALLY
                                                                             OWNED           PERCENT OF
                                                         SERVED AS        DIRECTLY OR        OUTSTANDING
                NAME, PRINCIPAL                          DIRECTOR      INDIRECTLY AS OF        COMMON
            OCCUPATION AND BUSINESS              AGE       SINCE       NOVEMBER 9, 1995         STOCK
-----------------------------------------------  ---     ---------     -----------------     -----------
                                   CLASS II -- TERM TO EXPIRE IN 1997
Albert A. Eisenstat                              65         1982               3,333                *
  Retired former executive officer
  and director -- Apple Computer, Inc.
Walter F. Kammann                                70         1969              49,363(1)             *
  Consultant
Charles B. Peterson                              82         1979              12,000                *
  Investments
                                   CLASS III -- TERM EXPIRES IN 1998
Moses Feldman                                    55         1976             206,399(2)          1.3%
  President, Commercial Manufacturing
  Corporation
Ralph E. Loewenberg                              56         1971                  --(3)
  President, R. E. Loewenberg Capital
  Management Corporation
Stanley A. Rabin                                 57         1979             212,567(1)          1.4%
  President and Chief Executive Officer,
  Commercial Metals Company
Marvin Selig                                     72         1964             107,666(1)             *
  President, CMC Steel Group

---------------

* Less than one percent.

(1) Includes shares subject to options exercisable within sixty days by Mr. Rabin of 44,000 shares, Mr. Selig of 34,832 shares, Mr. Howell of 26,166 shares and Mr. Kammann of 3,972 shares.

(2) Excluding 755,641 shares owned of record by the Feldman Foundation, of which Moses Feldman and brothers Robert L. Feldman and Dr. Daniel E. Feldman are voting trustees.

(3) Ralph E. Loewenberg is one of two Trustees of The Jacob Feldman and Sara B. Feldman Grantor Trust which owns 942,031 shares. See "Principal Stockholders" at page 2. Ralph E. Loewenberg disclaims any beneficial interest as to such shares.

     As of November 27, 1995, all directors and officers as a group beneficially own 2,206,041 shares or 14.7% of outstanding Common Stock including the Feldman Grantor Trust shares discussed in footnote 3 above.

     Marvin Selig is the brother of Clyde P. Selig, an executive officer. There are no other family relationships among the directors, nominees and executive officers.

     None of the directors or nominees other than Messrs. Eisenstat and Hirsch are directors of another public company. Mr. Eisenstat is a director of SunGard Data Systems Inc. and Business Objects S.A. Mr. Hirsch is also a director of Centex Corporation and Envoy Corporation.

           ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has a standing Audit Committee which provides the opportunity for direct communications between the independent certified public accountants, the internal audit staff and the Board. The Audit Committee meets with the certified public accountants and internal auditors periodically to review their effectiveness during the annual audit program and to discuss the Company's internal control policies and procedures. The members of the Audit Committee are Messrs. Eisenstat (Chairman), Feldman, Loewenberg and Peterson. During the fiscal year ended August 31, 1995, the Audit Committee met four times to review the scope and results of the annual audit, to consider the engagement of the Company's auditors for the fiscal year ending August 31, 1996, and to review various matters with regard to financial controls and procedures.

     Compensation Committee. The Board of Directors also has a standing Compensation Committee that provides recommendations to the Board regarding compensation for executive officers of the Company including issuance of stock options. The Compensation Committee consists of Messrs. Loewenberg (Chairman), Eisenstat, Feldman and Peterson. The Compensation Committee may periodically retain a consulting firm specializing in compensation matters to advise the Compensation Committee. The Compensation Committee met five times during the fiscal year ended August 31, 1995 to establish salaries and bonuses for executive officers, to authorize the issuance of stock options, to review retirement plans, compensation policies, and to review the Compensation Committee's report on executive compensation for the prior fiscal year.

     Executive Committee. The Executive Committee consists of Messrs. Howell (Chairman), Rabin and Selig. Under the Company's Bylaws, the Executive Committee is endowed, during the intervals between the meetings of the directors, with all of the powers of the directors in the management and control of the business. The Executive Committee meets periodically between meetings of the Board of Directors.

     The Board of Directors does not have a nominating committee because the Board as a whole functions in this capacity. During the fiscal year ended August 31, 1995 the entire Board of Directors met nine times, of which six were regularly scheduled meetings and three were special meetings. All directors attended at least seventy-five percent or more of the meetings of the Board of Directors of the Company and of the committees of the Board on which they served. Ms. Owen attended all meetings of the Board of Directors after her election to the Board in March, 1995.

     Compensation of Non-employee Directors. During fiscal year 1995 and until January, 1996, directors Eisenstat, Feldman, Hirsch, Kammann, Owen and Peterson are paid a fee of $18,000 per year and $1,000 for each board meeting or $500 for each committee meeting they attend. Chairmen of the Audit and Compensation Committees received an additional payment of $1,000 per year. Mr. Loewenberg has waived his right to receive fees and expense reimbursement customarily paid by the Company to non-employee directors. No employees of the Company receive additional compensation for serving as directors. Effective January 1, 1996, the annual fee paid non-employee directors will be $22,000, the board meeting fee $1,200 per meeting, the board committee fee $600 per committee meeting and chairmen of the Audit and Compensation Committees will receive an additional payment of $1,500 per year. Upon his retirement from employment by the Company and subsidiary on September 1, 1993, Mr. Kammann and the Company entered into a three-year consulting agreement, providing for payment of 84,000 Swiss Francs (approximately $74,000) per year plus reimbursement of expenses incurred in the performance of consulting work for the Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely upon its review of the copies of such forms received by it and written representations that no Form 5's were required from reporting persons, the Company believes that all such reports were submitted on a timely basis during the year ended August 31, 1995 with the exception of a report by Hugh M. Ghormley on Form 4 of a gift of 1,400 shares of the Company's common stock made June 2, 1995, which was filed November 22, 1995.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid during each of the last three fiscal years to the Company's Chief Executive Officer and the four remaining most highly compensated executive officers of the Company, based on salary and bonus earned during fiscal year 1995.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                           ANNUAL COMPENSATION        COMPENSATION
                                           -------------------     ------------------
                                FISCAL     SALARY       BONUS       AWARDS OF STOCK          ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR        ($)         ($)       OPTION/SARS(#)(1)      COMPENSATION($)
------------------------------  ------     -------     -------     ------------------     ---------------
Stanley A. Rabin                 1995      395,000     515,000           12,000                12,805(2)
  President and                  1994      395,000     415,000           12,000                17,610
  Chief Executive Officer        1993      385,000     325,000           16,000                15,098
Marvin Selig                     1995      345,000     550,000            9,500                     0(3)
  President -- CMC               1994      345,000     450,000            9,500                     0
  Steel Group                    1993      335,000     375,000           12,666                     0
A. Leo Howell                    1995      295,000     305,000            7,500                12,805(2)
  Vice President;                1994      295,000     300,000            7,500                17,610
  President and Treasurer        1993      285,000     300,000           10,000                15,098
  Howell Metal Company
     (Subsidiary)
Clyde P. Selig(4)                1995      273,141     379,142            8,400                 7,500(3)
  Executive Vice President       1994      265,186     324,873            8,311                 4,653
  CMC Steel Group                1993      257,500     292,477           11,068                     0
Hugh M. Ghormley(5)              1995      267,678     353,268            7,800                12,805(2)
  Executive Vice President       1994      259,882     293,756            7,820                17,610
  CMC Steel Group                1993      252,350     252,180           10,400                15,098

---------------

(1) These awards are made under the Company's 1986 Stock Incentive Plan. The exercise price for each share subject to these options is 100% of the market value of such share on the date granted. Although the Plan provides for the granting of stock appreciation rights (SARs), performance awards and incentive stock options qualified under sec.422A of the Internal Revenue Code, none have been made and each of the awards shown represent stock options which do not qualify under sec.422A. The options are exercisable two years from date of grant until the end of their ten-year term. Options granted in fiscal year 1993 have been adjusted to reflect the 33 1/3% stock dividend of December 6, 1993.

(2) The amounts shown for each fiscal year represent the Company's contributions to and forfeitures allocated to, the account of the recipient under the Commercial Metals Companies Profit Sharing and 401K Plan, a defined contribution plan. All of such amounts are fully vested in the recipient.

(3) Messrs. Marvin Selig and Clyde P. Selig are eligible to participate in the profit sharing plan of Structural Metals, Inc. They also participate in the Structural Metals, Inc. Pension Plan. See "Pension Benefits" at page 8. Due to limitations imposed by the Internal Revenue Code on maximum contributions to and benefits from qualified retirement plans, no company contribution or forfeitures were allocated to Marvin Selig's profit sharing plan account for 1993, 1994 and 1995. Clyde P. Selig's company contribution was limited to the amount shown in each year.

(4) Clyde P. Selig is the beneficial owner of 96,942 shares of Common Stock including 71,925 subject to options exercisable within sixty days, or less than 1% of the outstanding Common Stock.

(5) Hugh M. Ghormley is the beneficial owner of 131,352 shares of Common Stock including 34,313 subject to options exercisable within sixty days, or less than 1% of the outstanding Common Stock.

     The following table provides information on option grants in fiscal 1995 to the executive officers included in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL
                                                                                         REALIZABLE VALUE
                                                                                                AT
                                                                                          ASSUMED ANNUAL
                                              % OF TOTAL                                      RATES
                                             OPTIONS/SARS                                 OF STOCK PRICE
                                              GRANTED TO     EXERCISE                    APPRECIATION FOR
                                              EMPLOYEES       OR BASE                   OPTION TERM($)(3)
                            OPTIONS/SARS      IN FISCAL        PRICE      EXPIRATION    ------------------
           NAME             GRANTED(#)(1)        YEAR        ($/SH)(2)       DATE         5%         10%
--------------------------  -------------    ------------    ---------    ----------    -------    -------
Stanley A. Rabin..........      12,000            4.1          24.50        02/10/05    184,895    468,560
Marvin Selig..............       9,500            3.2          24.50        02/10/05    146,375    370,944
A. Leo Howell.............       7,500            2.6          24.50        02/10/05    115,559    292,850
Clyde P. Selig............       8,400            2.9          24.50        02/10/05    129,427    327,992
Hugh M. Ghormley..........       7,800            2.7          24.50        02/10/05    120,182    304,564
Potential Future Commercial Metals Company Stock Price..............................     $38.01     $57.77

---------------

(1) All options in the above table become exercisable February 10, 1997 or earlier upon a change of control of the Company as defined in the 1986 Stock Incentive Plan.

(2) The exercise price is the fair market value (mean of high and low sales price) on the date of grant.

(3) The dollar amounts in the last two columns are the result of calculations at the 5% or 10% compound annual rates set by the SEC and are not intended to forecast future appreciation of Commercial Metals Company stock.

     The following table provides information concerning the exercise of options during fiscal 1995 and unexercised options held as of August 31, 1995 for the executive officers included in the Summary Compensation Table.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF               VALUE OF UNEXERCISED
                                                                  UNEXERCISED                  IN-THE-MONEY
                                                                 OPTIONS/SARS                 OPTIONS/SARS AT
                                SHARES                          AT FY-END(#)(1)               FY-END($)(1)(2)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Stanley A. Rabin............          0              0       32,000         24,000        284,000         51,180
Marvin Selig................          0              0       25,332         19,000        224,822         40,518
A. Leo Howell...............          0              0       18,666         15,000        164,473         31,988
Clyde P. Selig..............          0              0       63,614         16,711        864,943         35,775
Hugh M. Ghormley............          0              0       26,493         15,620        256,996         33,279

---------------

(1) Amounts set forth in the table reflect the number and value of shares and options only as no stock appreciation rights (SARs) have been awarded under the Company's 1986 Stock Incentive Plan.

(2) The amounts shown represent the difference between the market value of Company Common Stock on August 31, 1995 of $28.1875, and the exercise price of such options.

                                PENSION BENEFITS

     Substantially all employees of the Company and its domestic subsidiaries with the exception of employees of Structural Metals, Inc., (SMI), participate in either the Commercial Metals Companies Profit Sharing and 401K Plan or the SMI-Owen Steel Company, Inc. Savings and Deferred Cash Plan, both defined contribution plans. The Company has no pension plan for the employees who participate in those two plans. SMI maintains both a defined contribution profit sharing plan (the SMI Profit Sharing Plan) and a defined benefit pension plan (the SMI Retirement Plan). Substantially all of the approximately 800 employees of SMI participate in the two SMI plans. The SMI Retirement Plan is a trusteed, non-contributory plan qualified under the Internal Revenue Code. An employee is 100% vested under the plan after five years of service with no vesting prior to that time. Normal retirement age is 65 with benefits payable at 55 through 64 on a reduced basis. Benefit payments are based on a formula using the monthly average of all compensation earned by the participant during the ten years prior to retirement multiplied by 1.5%, multiplied by the number of years of credited service. There is no offset for social security benefits. Employees may receive a lump-sum distribution upon retirement or while employed after the attainment of certain age and service requirements. Although Marvin Selig and Clyde Selig participate in the SMI Retirement Plan, their benefit levels are limited as required by Internal Revenue Code sec.415. The Company has no supplemental benefit plan to pay amounts in excess of such limits under the SMI Retirement Plan. For 1995 the maximum benefit under Code sec.415 is $120,000 per year payable at age 65. In addition for purposes of calculating benefits under the plan, compensation considered must be limited as required by Internal Revenue Code sec.401(a)(17). For fiscal 1995 the compensation limitation is $150,000. The following table shows estimated annual benefit amounts which would be payable to participants in the SMI Pension Plan at normal retirement (age 65) on a straight life annuity basis without consideration of the Code limitations. The amounts shown in the table below may not reflect the actual benefits payable under the SMI Retirement Plan because of the current code limits.

  AVERAGE                                                 ESTIMATED ANNUAL PENSION FOR
   FINAL                                            REPRESENTATIVE YEARS OF CREDITED SERVICE
  TEN-YEAR                 -------------------------------------------------------------------------------------------
COMPENSATION                 15          20          25          30          35          40          45          50
------------               -------     -------     -------     -------     -------     -------     -------     -------
  $300,000...............   67,500      90,000     112,500     135,000     157,500     180,000     202,500     225,000
  $400,000...............   90,000     120,000     150,000     180,000     210,000     240,000     270,000     300,000
  $500,000...............  112,500     150,000     187,500     225,000     262,500     300,000     337,500     375,000
  $600,000...............  135,000     180,000     225,000     270,000     315,000     360,000     405,000     450,000
  $700,000...............  157,500     210,000     262,500     315,000     367,500     420,000     472,500     525,000
  $800,000...............  180,000     240,000     300,000     360,000     420,000     480,000     540,000     600,000

     Based on Clyde Selig's 32 years of service and present compensation levels, upon retirement he would receive the maximum benefit presently permitted to be paid by defined benefit plans of $120,000 annually based on a straight life annuity election. In fiscal 1993 Marvin Selig, who has 49 years of service, received a distribution equal to the present value of his accrued plan benefit calculated as of the date of distribution. Marvin Selig will continue to accrue additional benefits each year that he is employed by SMI to the extent the Internal Revenue Code sec.415 limitation increases. These additional benefits will be paid from the plan at the time he retires or upon his death. No other executive officers of the Company are eligible to participate in the SMI Retirement Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the Compensation Committee with respect to compensation policies applicable to the Company's eleven executive officers and with respect to the basis for Mr. Rabin's compensation, as Chief Executive Officer, for 1995. The Compensation Committee of the Board of Directors is comprised of four non-employee directors, Messrs. Ralph E. Loewenberg (Chairman), Albert A. Eisenstat, Moses Feldman and Charles B. Peterson.

OVERALL OBJECTIVES AND STRATEGY

     In determining total compensation levels for executive officers, the Company's Compensation Committee evaluates, primarily on a subjective basis, Company financial results (including profit before taxes, return on net assets and cash flow), the potential for future earnings growth, individual performance contributions, group and division operating performance. The Committee has also, in the 1993 fiscal year with the assistance of a compensation consultant, reviewed officer compensation levels and practices at comparable companies, particularly in the Company's core steel processing and manufacturing businesses. The Committee did not hire a consultant to conduct a compensation review for fiscal 1994 or 1995 since there was little probability of significant change in the two years. The Committee has retained a compensation consulting firm subsequent to fiscal 1995 year end to continue and update the prior review. The companies included in this review include the S&P Steel Industry Group, as well as 10 additional companies in the steel minimill or metals industry.

     In 1980 the Company adopted an executive total compensation strategy that places a significant portion of annual cash bonus at risk. This strategy combines competitive base salaries, the opportunity for above average annual cash bonuses, and long-term equity incentive opportunities. Because of the relatively large number of employees receiving option grants, the number of shares subject to options granted to executive officers has been limited and is less than the levels at the comparable companies described above. The annual focus of the Company's executive compensation strategy is consistent with the highly cyclical nature of the Company's business, which is characterized by wide periodic swings in steel and metal prices. The Compensation Committee reviews information prepared or compiled by the Company, confers with independent executive compensation consultants when it considers necessary, and makes decisions based on the business experience of each Compensation Committee member.

     Prior to fiscal 1995, the Executive Committee of the Board performed the functions of the Compensation Committee in setting total annual cash compensation including establishing base salaries and bonus payments for the executive officers of the Company's Steel Group other than Marvin Selig. During 1995 the Compensation Committee assumed this function for all executive officers of the Company.

CASH COMPENSATION

     Executive officers are compensated within salary ranges that generally are competitive with ranges for similar positions in companies of comparable size and complexity to the Company. The actual salary of each officer is based on individual contribution and is in keeping with the Company's total compensation strategy described above. Salaries of the nine employees serving as executive officers for each of the last three fiscal years including the CEO have, in the aggregate, increased approximately $100,300 from fiscal 1993 through fiscal 1995 or slightly less than 2.1% on average for each of the last two years. Fiscal year 1995 salary increases for all eleven executive officers, including the CEO, aggregated approximately 1.9%. Fiscal year 1996 salaries for executive officers will increase, in the aggregate, approximately 3.6%.

     In addition the Compensation Committee recommends to the Board of Directors annual cash bonuses for executive officers of the Company, based upon the compensation strategy described above. For fiscal 1995 results, a record performance year for the Company, the total bonus paid executive officers increased by approximately 28% over the 1994 bonus amount. The Committee believes bonus levels have been consistent with earnings which increased approximately 46% in 1995 compared to 1994 and approximately 20% in 1994 compared to 1993.

EQUITY-BASED COMPENSATION

     Given the relatively large number of employees receiving stock option grants, the number of shares subject to grants to executive officers have been substantially below levels at the comparable companies described above. Separate option share pools for corporate employees and each operating group and division are established annually pursuant to a formula based on total salaried employee counts for the previous year, and cash flow, total assets and return on net assets for the preceding five years. An additional option pool for Executive Committee members is also established, which has been generally 10%-20% of the total shares set aside for all participants. Annual grants are made from pools based on a subjective evaluation of each executive's responsibilities, sustained performance contributions and ability to influence long-term growth and profitability. Although stock appreciation rights and performance awards are allowed under the Company's 1986 Stock Incentive Plan, no such awards have been made to date. While restricted stock awards were granted in the past to key employees including executive officers, the last awards being made October 30, 1989, the Key Employee Restricted Stock Bonus Plan terminated on January 30, 1990, except as to awards then outstanding. The last restricted stock awards vested on October 30, 1994.

CEO COMPENSATION

     Mr. Rabin's salary is set annually within the range approved by the Compensation Committee, which is based on similar positions in the comparable companies described above. Mr. Rabin's annual bonus is based on the same factors considered for other members of the executive officer group. Mr. Rabin's salary which had not been increased during fiscal 1995 was increased for fiscal 1996 by approximately 2.5% to $405,000. Given the Company's record 1995 profitability, Mr. Rabin's 1995 cash bonus was increased $100,000 from 1994 to $515,000.

     A stock option grant to purchase 12,000 shares at fair market value on grant date also was made to Mr. Rabin on February 10, 1995. This grant was made after review of stock options previously granted to Mr. Rabin which have been in the same amount each of the past three years (before adjustment for the December 6, 1993 33 1/3% stock dividend) and is consistent with the Company's equity based compensation strategy.

CONCLUSION

     The Compensation Committee believes that current total compensation arrangements are reasonable and competitive. The Compensation and Executive Committee believe fiscal year 1995 compensation for executive officers is consistent with current compensation philosophy and reflects corporate performance. The Compensation Committee is continuing to study the anticipated federal tax treatment to the Company and executive officers of various payments and benefits, and in particular the limitations on deductibility of compensation under Section 162(m) of the Internal Revenue Code. The Committee believes it unlikely in the short term that the limitation will affect the Company but is considering various alternatives to preserving the deductibility of compensation to the extent reasonably practicable and consistent with overall objectives of the compensation strategy; however, the Committee may not in all circumstances limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee shall continue to monitor and administer compensation programs for executive officers of the Company.

                                COMPENSATION COMMITTEE
                                Ralph E. Loewenberg (Chairman)
                                Albert A. Eisenstat
                                Moses Feldman
                                Charles B. Peterson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

     Messrs. Loewenberg, Eisenstat, Moses Feldman and Peterson are the members of the Compensation Committee.

     The Company has historically made charitable contributions of a portion of consolidated earnings, generally totalling 5% or less to various charitable entities, including the Feldman Foundation, a private charitable foundation exempt from federal income tax under Internal Revenue Code sec.501(c)(3). The Feldman Foundation is the record and beneficial owner of 755,641 shares of the Company's Common Stock. Director Moses Feldman, Robert L. Feldman and Dr. Daniel
E. Feldman are Trustees of the Feldman Foundation.

     The Feldman Foundation retained R. E. Loewenberg Capital Management Corporation ("Capital Management"), a registered investment advisor, to serve as an investment advisor for the twelve months ended August 31, 1995, as well as the current year. The Feldman Foundation compensates Capital Management on the basis of a percentage of total assets under management, the same basis for which Capital Management is compensated for like services by unrelated third parties. Ralph E. Loewenberg, a director of the Company, is the President and majority owner of Capital Management. Capital Management also provides investment advisory services to Sara Feldman, Dr. Daniel E. Feldman and Robert L. Feldman, all on the same basis for which it renders like services to unrelated third parties.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return of the Company's Common Stock during the five year period beginning August 31, 1990 and ending August 31, 1995, with the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and the Standard & Poor's Steel Industry Group Index (the "S&P Steel Group"). Each index assumes $100 invested at the close of trading August 31, 1990 and reinvestment of dividends.

                                  Commercial
      Measurement Period          Metals Com-                      S&P Steel
    (Fiscal Year Covered)            pany           S&P 500          Group
1990                                    100.00          100.00          100.00
1991                                    106.22          126.91          120.88
1992                                    127.45          136.96          124.83
1993                                    213.07          157.80          177.13
1994                                    204.84          166.43          244.79
1995                                    220.25          202.12          185.11

                    RATIFICATION OF APPOINTMENT OF AUDITORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

     The Board of Directors has appointed Deloitte & Touche as the independent auditors of the Company for the fiscal year ending August 31, 1996, subject to stockholder ratification. Representatives of Deloitte & Touche are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                                    GENERAL

     The Annual Report to Stockholders covering fiscal year 1995 has been mailed to stockholders with this mailing or previously. The Annual Report does not form any part of the material for the solicitation of proxies.

     Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the Company's 1997 Annual Meeting must be received by the Company at its principal executive offices no later than August 6, 1996.

     The expense of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegram. The Company will request brokers, dealers or other nominees to send proxy material to and obtain proxies from their principals and the Company will, upon request, reimburse such persons for their reasonable expenses.

                                 OTHER BUSINESS

     Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

                                            By Order of the Board of
                                            Directors,

                                             /s/ DAVID M. SUDBURY
                                                 DAVID M. SUDBURY
                                             Vice President, Secretary
                                                and General Counsel

December 4, 1995

COMMERCIAL METAL COMPANY
7800 Stemmons
Dallas, Texas 75247

                         Notice of 1995 Annual Meeting

                                Proxy Statement

                                      LOGO

LOGO   Printed on recycled paper

PROXY
                          COMMERCIAL METALS COMPANY
                            7800 Stemmons Freeway
                             Dallas, Texas 75247

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Shareholder(s) of Commercial Metals Company hereby appoint(s) A. Leo Howell, Stanley A. Rabin and Marvin Selig, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 1996 Annual Meeting of Stockholders of Commercial Metals Company to be held on Thursday, January 25, 1996 at 10:00 a.m., Central Standard Time in the Amphitheater of the Radisson Hotel, 1893 West Mockingbird Lane, Dallas, Texas, and any adjournment, continuation, or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies heretofore executed by the undersigned for such meeting.

All powers may be exercised by a majority of said proxy holders or substitutes voting or acting on, if only one votes and acts then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.

            PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.        /X/ Please mark
IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED                   your votes
FOR PROPOSALS 1, 2 AND 3.                                           as this

              ___________________
                     COMMON


NOMINEES: Laurence E. Hirsch, A. Leo Howell, Dorothy G. Owen

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

--------------------------------------------------------------------------------

1. ELECTION OF DIRECTORS

FOR all nominees listed        WITHHOLD AUTHORITY
except as marked to the      to vote for all nominees
    contrary                         listed
       / /                             / /

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 31, 1996.

        FOR              AGAINST              ABSTAIN
        / /                / /                  / /

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THIS MEETING.


                                        Dated ____________________________, 19__

                                        ________________________________________
                                                           Signature

                                        ________________________________________
                                              Second Signature If Held Jointly

                                        When shares are held by joint tenants,
                                        both should sign. When signing as
                                        attorney, executor, administrator,
                                        trustee, or guardian, please give full
                                        title as such. If a corporation, please
                                        sign in full corporate name by
                                        President or other authorized officer.
                                        If a partnership, please sign in the
                                        partnership name by authorized person.

 PLEASE MARK, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.